Exhibit 99.1

AMC Entertainment Inc. Reports Record Revenues and

Adjusted EBITDA for First Quarter of Fiscal 2005

KANSAS CITY, Mo. (July 22, 2004)—AMC Entertainment Inc. (AMEX: AEN), one of the world’s leading theatrical exhibition companies, today announced record results for the first quarter of fiscal year 2005, ended July 1, 2004.

            Revenues for the quarter were a record $489 million, a 4 percent increase from $472 million in last year’s first quarter.  Net earnings for common shares for the first quarter were $8.8 million (17 cents per diluted share), compared to net earnings for common shares of $2.7 million (7 cents per diluted share) in last year’s first quarter.  Adjusted EBITDA was a first quarter record $79 million, a 15 percent increase over Adjusted EBITDA of $69 million in the same quarter last year.

“We were very pleased with the Company’s record-setting results,” said chairman and chief executive officer Peter Brown.  “I believe AMC’s strong performance and continued success is a reflection of our exceptional asset quality, our talented management team, and the dedication of our associates worldwide.”

        Highlights of the first quarter included:

Record revenues of $489 million and record Adjusted EBITDA of $79 million.

Adjusted EBITDA margin improvement. Adjusted EBITDA as a percentage of revenues increased by 156 basis points versus last year’s first quarter.

Continued positive free cash flow of $17 million.

Strengthened balance sheet: continued improvement in credit profile and $399 million in cash.

(more)

Investors will have the opportunity to listen to the earnings conference call at 2:00 p.m. CDT today by dialing (877) 307-8182 or (706) 643-7523 for international callers. A replay of the call phone can be accessed through Wednesday, August 4, 2004 by calling (800) 642-1687, or (706) 645-9291 for international callers, and entering the conference ID number 8676642.

                  This press release contains non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. As required, the attached financial summary contains a discussion of management’s use of these measures and reconciliations to the most directly comparable GAAP measures. In addition, reconciliations of GAAP and non-GAAP financial measures are available on the Company’s web site, www.amctheatres.com. These non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, the financial measures prepared in accordance with GAAP. The financial measures as determined by management may not be comparable to the same financial measures as reported by other companies. As used herein, GAAP refers to generally accepted accounting principles in the United States of America.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 232 theatres with 3,554 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties.  Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company’s ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, domestic and international political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws, unforeseen changes in operating requirements, the Company’s ability to identify suitable acquisition candidates and to successfully integrate acquisitions into its operations and results of significant litigation.

Contact:

Richard J. King, Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000

(FINANCIAL SUMMARY FOLLOWS)

AMC ENTERTAINMENT INC.
FINANCIAL SUMMARY
(In thousands, except per share and other data)

	Thirteen Weeks Ended
	July 1, 2004	July 3, 2003

Statement of Operations Data
Admissions	$332,852	$ 321,163
Concessions	128,675	124,297
Other theatre	14,959	12,418
NCN and other	12,147	13,971
Total revenues	488,633	471,849
Film exhibition costs	179,880	177,960
Concession costs	15,449	14,334
Theatre operating expense	104,888	107,795
Rent	83,278	78,262
NCN and other	10,908	12,321
General and administrative expense:
Stock-based compensation	2,636	293
Other	14,800	11,823
Preopening expense	433	1,042
Theatre and other closure expense	(219)	618
Depreciation and amortization	31,365	28,462
Disposition of assets and other gains	(2,295)	-
Total costs and expenses	441,123	432,910
Interest expense	18,513	18,299
Investment income	(791)	(651)
Total other expense	17,722	17,648
Earnings from continuing operations before income taxes	29,788	21,291
Income tax provision	13,900	10,470
Earnings from continuing operations	15,888	10,821
Loss from discontinued operations, net of income tax benefit	-	(330)
Net earnings	$ 15,888	$ 10,491
Preferred dividends	7,059	7,791
Net earnings for common shares	$ 8,829	$ 2,700
Basic earnings per share:
Earnings per share from continuing operations	$ 0.18	$ 0.08
Loss per share from discontinued operations	$ -	$ (.01)
Net earnings per share	$ 0.18	$ 0.07
Diluted earnings per share:
Earnings per share from continuing operations	$ 0.17	$ 0.08
Loss per share from discontinued operations	$ -	$ (.01)
Net earnings per share	$ 0.17	$ 0.07
Average shares outstanding:
Basic	36,932	36,427
Diluted	37,608	36,687
	Thirteen Weeks Ended
	July 1, 2004	July 3, 2003
Other Financial Data:
Net cash provided by operating activities	$ 66,816	$ 43,334
Net cash used in investing activities	(25,696)	(31,119)
Net cash provided by financing activities	24,187)	5,304
Adjusted EBITDA (1)	79,430	69,354
After tax cash flow (1)	45,696	39,261
Net capital expenditures (2)	29,143	24,159
Free cash flow (3)	16,553	15,102
Other Data:
Screen additions	16	34
Screen dispositions	6	14
Average screens - continuing operations	3,534	3,485
Attendance - continuing operations (in thousands)	49,798	50,004
Number of screens operated (period end)	3,554	3,544
Number of theatres operated (period end)	232	240
Screens per theatre circuit wide	15.3	14.8

	July 1, 2004	April 1, 2004
Balance Sheet Data:
Cash and equivalents	$398,735	$ 333,248
Corporate borrowings	686,498	686,431
Capital and financing lease obligations	60,169	61,281
Net debt (4)	347,932	414,464
Stockholders' equity	301,672	280,604
Total shares (5)	80,467	79,647

(1)We have included Adjusted EBITDA and After tax cash flow because we believe they provide investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.  In addition, we use Adjusted EBITDA for incentive compensation purposes.

  (2)We have included Net capital expenditures because we believe it provides investors with additional information concerning our net cash requirements for property, excluding acquisitions.

(3)Represents After tax cash flow less Net capital expenditures.  We have included Free cash flow because we believe it provides investors with additional information concerning the resources available for strategic opportunities including, among others, to invest in the business, make acquisitions and strengthen the balance sheet.

(4)Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.  We have included Net debt because we believe it provides investors with additional information to estimate our value and evaluate our leverage.

(5)Represents outstanding shares of Common Stock and Class B Stock and incremental shares issuable under stock options, stock awards and deferred stock units using the treasury stock method, and upon the conversion of Series A Convertible Preferred Stock to Common Stock.

The following tables provide reconciliations of our non-GAAP financial measures to their most directly comparable GAAP measures.

	Thirteen Weeks Ended
	July 1, 2004	July 3, 2003
Adjusted EBITDA Reconciliation (In thousands)
Net earnings	$15,888	$10,491
Loss from discontinued operations, net of income tax benefit	-	330
Interest expense	18,513	18,299
Income tax provision	13,900	10,470
Depreciation and amortization	31,365	28,462
Investment income	(791)	(651)
Stock-based compensation expense	2,636	293
Theatre and other closure expense	(219)	618
Disposition of assets and other gains	(2,295)	-
Preopening expense	433	1,042
Adjusted EBITDA	$ 79,430	$ 69,354

	Thirteen Weeks Ended
	July 1, 2004	July 3, 2003
After Tax Cash Flow and Free Cash Flow Reconciliation (In thousands)
Net cash provided by operating activities	$ 66,816	$ 43,334
Disposition of assets and other gains	2,295	-
Changes in working capital items and other	(6,053)	(3,583)
Deferred taxes	(13,169)	(490)
Cash portion of preferred dividends	(4,193)	-
After tax cash flow	45,696	39,261
Less net capital expenditures	29,143	24,159
Free cash flow	$ 16,553	$ 15,102

	Thirteen Weeks Ended
	July 1, 2004	July 3, 2003
Net Capital Expenditures Reconciliation (In thousands)
Net cash used in investing activities	$ (25,696)	$ (31,119)
Proceeds from disposition of long-term assets	(2,329)	(503)
Other, net	(1,118)	7,463
Net capital expenditures	$(29,143)	$ (24,159)